SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this "Agreement") is entered into in Provo, Utah, on October 14, 2015, by and between Nu Skin Enterprises, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the "Company"), and Daniel R. Chard ("Employee"). The Company and Employee are sometimes referred to herein collectively as the "parties" and individually as a "party."

RECITALS

A.	Employee was hired on August 17, 1998, and has been an at-will employee of the Company since that date.
B.
On August 1, 2012, Employee entered into an Employment Agreement with the Company, which was amended on December 27, 2012 (the "Employment Agreement"), and Employee and the Company are also parties to other agreements related to deferred compensation and stock incentive awards.

C.	On September 1, 2015, Employee provided notice that he was voluntarily resigning and terminating his employment with the Company effective September 4, 2015 (the "Termination Date").
D.
Employee has requested that his non-compete obligations under the Employment Agreement and other agreements be modified to allow Employee to take an employment position with Blyth, Inc. and its subsidiaries (together with the entities formed to acquire Blyth, Inc. and each of their respective subsidiaries, collectively, "Blyth").

E.	The Company is willing to make certain modifications to such non-compete obligations to allow such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1.            The Company shall pay to employee the Accrued Obligations, as defined in the Employment Agreement.
2.            In consideration of Nu Skin agreeing to amend the Employment Agreement to allow Employee to accept the employment position with Blyth as set forth in Paragraph 5.b., and not terminating Employee's rights under the Amended and Restated Nu Skin Enterprises, Inc. Deferred Compensation Plan dated January 1, 2015 (including all plans referenced on Schedule A thereto applicable to Employee) (the "Deferred Compensation Plan") as set forth in Paragraph 5.d., Employee, all persons and entities claiming by, through, or under Employee, hereby completely releases the Company and all shareholders, agents, directors, executives and employees of the Company from all claims, charges, demands, grievances, and/or causes of action that Employee had, has, or may claim to have based on, arising from, or relating to Employee's employment with the Company or the termination thereof, including, without limitation, any claims, charges, demands, grievances, and/or causes of action under:

a.	Title VII of the Civil Rights Acts of 1964 and 1991, as amended, which prohibit discrimination on the basis of race, color, sex, religion, or national origin;
b.	Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination on the basis of race;
c.	The Employee Retirement Income Security Act as of the effective date of this Agreement;
d.	any state laws against discrimination; or
e.	any other federal, state, or local statute or common law relating to employment.

The foregoing release also includes, without limitation, release of any claims for wrongful discharge, breach of express or implied contract of employment, employment-related torts, personal injury (whether physical or mental), or any other claims in any way related to Employee's employment with or termination of employment with the Company. Employee acknowledges and agrees that Employee has not been discriminated against in any manner prohibited by law during Employee's employment with the Company or with regard to the termination of Employee's employment with the Company.

Notwithstanding the foregoing, Employee does not waive any rights to (i) unemployment insurance benefits or worker's compensation benefits, (ii) any benefits accrued, vested, or otherwise available to Employee under the 401(k) plan, the Employee's Health Savings Account, and the Deferred Compensation Plan, the equity award agreements under the 2010 Omnibus Incentive Plan or the 2006 Stock Incentive Plan as set forth on Exhibit A (the "Equity Award Agreements"),  (iii) any indemnification rights under the Company's charter documents or the indemnification agreement entered into between the Company and Employee, (iv) any insurance policy insuring officers and directors of the Company, (v) the Accrued Obligations, (vi) any claims that cannot be waived under applicable law and (vi) any claims for a breach by the Company of this Agreement.  Employee further understands that nothing in this Paragraph 2 prohibits Employee from paying COBRA premiums to maintain Employee's participation in the Company's group health plan to the extent allowed by law and subject to the terms, conditions, and limitations set forth in the Company's group health plan.

Employee will continue to be covered by the Company's medical and dental benefits through the last day of the month in which the employment terminated. Except as expressly set forth herein, all employee benefits available to Employee under current policies of the Company will cease at 11:59 p.m. on the Termination Date.

3.            Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that:
a.	Employee should consult with an attorney prior to executing this Agreement;
b.	Employee has at least 21 days within which to consider this Agreement, although Employee may accept the terms of this Agreement at any time within those 21 days;
c.	Employee has at least seven days following the execution of this Agreement by the parties to revoke this Agreement; and
d.	This Agreement will not be effective until the revocation period has expired.
4.            Employee acknowledges that the Company does not have a formal severance policy and that the Company has no obligation to pay severance to Employee.
5.            Employee is reminded that the obligations set forth in his Employment Agreement (including the Key-Employee Covenants incorporated by reference therein, as such covenants were replaced and superseded by the terms of Section 8 of the Employment Agreement), which by their terms survive termination of employment, shall remain in force following the Termination Date for the period contemplated by the Employment Agreement.  Notwithstanding the foregoing, such obligations shall be modified as provided in this Paragraph 5.
a.	The parties hereby confirm and agree that the Restricted Period under the Employment Agreement shall continue until September 4, 2016, and shall not be terminated by this Agreement.
b.
To allow Employee to accept an employment position at Blyth, the parties agree that the definition of Competitive Business in the Employment Agreement is hereby amended to read in its entirety as follows:

""Competitive Business" shall mean Direct Selling; provided, however, that Blyth, Inc. and its subsidiaries (together with the entities formed to acquire Blyth, Inc. and each of their respective subsidiaries, collectively "Blyth") shall not be considered to be engaged in a Competitive Business so long as (i) Blyth does not expand the business of Blyth into the personal care or nutritional supplement and health product market beyond its current direct-to-consumer business in its Silver Star division (whether by expansion of the product line or through acquisition), and (ii) Blyth does not increase (whether by modification, adoption of a new plan or acquisition of another Direct Selling company) the total potential aggregate commissions (assuming no breakage for qualification below the maximum level) payable under the "leadership portion" of Blyth's compensation plan(s) for all commissionable levels of distributors from the current maximum of 10.0% (on an aggregate basis) of commissionable sales to a potential maximum amount in excess of 20.0% (on an aggregate basis) of commissionable sales.  For purposes of this paragraph, "leadership portion" shall mean the portion of the compensation plan that pays compensation based on performance of other distributors/sales leaders rather than a distributor/sales leader's personal consumer sales (and the parties hereto further agree that, for purposes of this definition, the sales by consultants (not qualified as a unit leader or higher) and team leaders of Blyth shall be considered the personal sales of the direct up-line unit leaders of such consultants and team leaders)."

c.
In consideration of the Company's agreement to modify the non-competition provisions of the Employment Agreement,  Employee agrees that the Company shall be released from its Employment Agreement obligation to pay Employee 75% of his Annual Salary during the Restricted Period, and Employee hereby waives all rights to such payment.

d.
The Company agrees that, so long as Employee does not violate the non-compete provisions contained in Section 8 of the Employment Agreement, as modified in this Paragraph 5, the Company shall not terminate Employee's rights under the Deferred Compensation Plan as a result of Employee's employment with Blyth.  For avoidance of doubt, the Company will have no right to terminate Employee's rights under the Deferred Compensation Plan after the Restricted Period unless Employee violates the non-compete provisions of the Employment Agreement, as modified by this Paragraph 5, during the Restricted Period, and, in such case, may only terminate a pro rata portion of the vested amount otherwise payable based on the number of months during the Restricted Period that Employee was in violation of the non-compete provisions of the Employment Agreement.  Employee's vested amount in his Company Contribution Account under the Deferred Compensation Plan is $457,493.29 as of the date of this Agreement.

e.
The parties agree that the non-solicitation provision of the Employment Agreement shall be amended to read as follows: "For a period of 21 months following September 4, 2015, Employee shall not, directly or indirectly, solicit any employee or distributor or other  sales force member  of the Company or any of its respective subsidiaries or affiliates (each of the preceding, a "Group Company"), or the vendor or supplier of the Company's material skin treatment or nutrition  products, in any case to (i) terminate such employment or other relationship with a Group Company, and/or (ii) accept employment, become a distributor or member of the sales force or enter into any consulting or other arrangement, or become of supplier or vendor for, any person or entity other than a Group Company. For purposes of this Agreement a skin treatment or nutrition product shall be considered material if that product or product system (inclusive of all versions of such product) generates in excess of US$100,000,000 in revenue annually."

f.
Employee agrees that, in addition to his non-disparagement obligations set forth in the Key-Employee Covenants and incorporated by reference in the Employment Agreement, Employee agrees that he shall not in any way, directly or indirectly, make any statement disparaging the Company, its management, any of its distributors or its network marketing distribution channel, or that would be reasonably likely to negatively impact the reputation of the Company.  Nothing herein shall restrict or limit any statements of Employee made in connection with any litigation matter or regulatory investigation or proceeding related to the Company in which he is interviewed, deposed or called as a witness.  The Company agrees not to issue any statements disparaging Employee; provided, however, that nothing herein shall restrict or limit any statements of the Company made in connection with any litigation matter or regulatory investigation or proceeding related to the Company.

g.
Employee agrees that, upon the Company's reasonable request, the Executive in good faith and using diligent efforts shall cooperate and assist the Company in any dispute, controversy or litigation in which the Company may be involved and in which Executive has relevant knowledge including, without limitation, the Employee's participation in any court or arbitration proceedings, the giving of testimony, the signing of affidavits or such other personal cooperation as counsel for the Company may reasonably request.  Such cooperation shall not interfere with Executive 's employment duties to Blyth.  Executive will be reimbursed for all expenses incurred in providing such assistance and will be entitled to reasonable compensation for matters that require his personal attendance and travel.

6.
a.
Employee hereby confirms that he has returned to the Company all confidential information and data, computers, laptops, cell phones, keys, identification badges, documents and records, and all other equipment or materials owned by the Company in the possession of Employee; provided that the Company has agreed that Employee may retain his cell phone and Employee confirms that he has removed all Company information from such phone.

b.
Employee agrees to reimburse Nu Skin $26,761 related to foreign tax credits applied on his personal tax return for 2014 that relate to taxes paid by Nu Skin during his expat assignment consistent with the reimbursements made in previous years for such tax credits.  Employee also agrees to reimburse Nu Skin for (i) any personal calls on his cell phone to the extent such personal use exceeded the allowed threshold, or (ii) any other personal expenses that have not been reimbursed.

7.            Employee hereby resigns from all roles and responsibilities as officer, director or otherwise of the Company and its subsidiaries, effective as of the Termination Date.

8.            Employee promises not to file or allow to be filed on Employee's behalf any lawsuit, charge, or complaint against the Company regarding the claims released in Paragraph 2 and 3 above.
9.            This Agreement is a negotiated settlement of all claims, charges, demands, grievances, and/or causes of action, if any, between the parties.  This Agreement does not constitute an admission by the Company, and the Company specifically denies that the Company has violated any contract, law, or regulation or that it has discriminated against Employee or otherwise infringed upon Employee's rights and privileges or done any other wrongful act.
10.            This Agreement is confidential information owned by the Company.  Employee may not disclose the contents of this Agreement except to the extent required by law.  Notwithstanding the foregoing, Employee may disclose the terms of the Agreement to Employee's attorney or to Employee's immediate family (spouse and children), to his financial and tax advisors and to Blyth and its attorneys.  If Employee discloses the terms of this Agreement to Employee's attorney, financial or tax advisors, Blyth and its attorneys, or to Employee's immediate family, Employee will advise them that they must not disclose the terms of this Agreement except to the extent required by law.
11.            The provisions of this Agreement are severable.  Should any provision hereof be voidable or unenforceable under applicable law, such voidable, or unenforceable provision shall not affect the validity of any other clause or provision, which shall remain in full force and effect.  In addition, it is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.
12.            The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive and procedural laws of the State of Utah.  Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Utah County, State of Utah or in any Federal District Court in Utah.
13.            This Agreement, together with the Employee's Employment Agreement, Deferred Compensation Plan and the Equity Award Agreements (the "Surviving Agreements") are the only agreements between the parties.  No other promises or agreements have been made to Employee or the Company other than those contained in Surviving Agreements.
14.            Employee and the Company acknowledge that they have read this Agreement carefully, fully understand the meaning of the terms of this Agreement, and are signing this Agreement knowingly and voluntarily.  This Agreement may not be modified except by an instrument in writing signed by all of the parties hereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

EMPLOYEE	NU SKIN ENTERPRISES, INC.

/s/ Daniel R. Chard	/s/ D. Matthew Dorny
Daniel R. Chard	D. Matthew Dorny
Vice President

Date: 10/14/15	Date: 10/14/15

SCHEDULE A
Schedule of Stock Option Agreements

Grant Date	Type	Shares Outstanding	Option Agreement
2/27/2009	NQ	42,500	2009.2.27- 2006 Grant Notice and Agreement
3/2/2010	PSO	17,500	2010.3.2- 2006 Grant Notice and Agreement
6/28/2010	NQ	13,750	2010.6.28- 2010 Grant Notice and Agreement
8/31/2010	NQ	13,750	2010.8.31- 2010 Grant Notice and Agreement
11/15/2010	PSO	50,000	2010.11.15- 2010 Plan US Master Performance Stock Option Agreement
2/28/2011	PSO	17,500	2011.2.28 2010 US Performance Stock Option Agreement
2/28/2011	NQ	13,750	2011.2.28 2010 Plan US Master Stock Option Agreement dated as of 2/28/2011
8/15/2011	NQ	13,750	2011.8.15 2010 Plan US Master Stock Option Agreement dated as of 2/28/2011
2/9/2012	PSO	17,500	2012.2.9 2010 Plan US Master Performance Stock Option Agreement
2/9/2012	NQ	10,313	2012.2.9 2010 Plan US Master Stock Option Agreement
8/31/2012	NQ	10,312	2012.8.31 2010 Plan US Master Stock Option Agreement
2/15/2013	PSO	8,750	2013.2.15 2010 Plan US Master Performance Stock Option Agreement
2/15/2013	NQ	6,875	2013.2.15 2010 Plan US Master Stock Option Agreement
12/9/2013	NQ	6,875	2013.12.9 2010 Plan US Master Stock Option Agreement
3/31/2014	NQ	1,700	2014.03.31 Global Stock Option Agreement
12/17/2014	NQ	1,700	2014.12.17 Global Stock Option Agreement